AN IMPORTANT MESSAGE FROM: THE WAYNE BANCORP, INC. COMMITTEE TO PRESERVE SHAREHOLDER VALUE TO: FELLOW SHAREHOLDERS OF WAYNE BANCORP, INC.

                                     STOP!
     The Wayne Bancorp, Inc. Committee to Preserve Shareholder Value (the "Committee") as of January 28, 1998 collectively owned approximately 9.9% of the outstanding Common Stock of Wayne Bancorp, Inc. (the "Company"). The Committee is the largest shareholder of the Company.

     The Committee is disappointed with the earnings performance of the Company and, as a result, not confident that the Board of Directors, as presently constituted, can maximize the value of the Company for our mutual benefit.

     Do not vote for management director nominees until you have had an opportunity to consider the information contained in the Committee's proxy statement, which will be mailed as soon as practicable, and will detail why you should vote for the Committee's nominee.

                                      LOOK!
     All rhetoric aside, in the Committee's opinion, the earnings performance of the Company is really the principal yardstick for measuring management's performance. A comparison with its cross-town rival, Ramapo Financial Corporation (Ramapo), clearly demonstrates the Company's weak performance. As of December 31, 1997, Ramapo and Wayne were almost equal in asset size, ($285,727,000 and $270,043,000, respectively) and capital ($31,297,000 and
$33,944,000, respectively), but Ramapo's earnings for the December 31, 1997 quarter ($853,000) is almost double the Companys. This poor performance was a repeat of the September 1997 quarter when the Company earned only $483,000, while Ramapo earned $816,000.

     It is obvious that the Company needs an additional new voice on the Board to promote new ideas. An idea which the present Board seems to be ignoring, and which the Committe has urged the Board to consider, is the pursuit of acquisition/merger discussions with potentially interested commercial banks.
Such a course of action must be considered, due to the present excellent acquisition climate which will undoubtedly not last forever. The multiples being paid for financial institutions are at an all-time high, and the stock of acquiring institutions is also at all-time highs.

     If the Company's management is unable to present its shareholders with a comprehensive plan to demonstrate that the Company will be able to successfully compete with such well run local banks as Valley National Bank, Hubco, Inc. or Ramapo and provide its shareholders with the returns these other banks are achieving for their shareholders, then the Company's management and the Board must establish an alternative plan to achieve appropriate results via a sale of the Company.

     The Committee is confident that management has tried its best, however, the results clearly demonstrate that these efforts are wholly inadequate. Shareholders should not suffer because of management's inability to increase earnings or to pursue other possible more advantageous opportunities for shareholders to maximize the value of the stock they own.

     The Committee challenges management to disclose what efforts they have pursued to sell the Company or to explain, in the absence of such an effort, why a potentially advantageous sale has not been pursued. Management's public disclosure that the Company wants "to remain independent" is specious - unless and until they can demonstrate that such a course of action will be financially rewarding.
                                     LISTEN!
     Listen to our message about what Management wants for themselves, which shall be detailed in our proxy statement. Our message is one that Management should be sending: Let's preserve shareholder value and maximize the value of the stock we own in the Company.

         STOP Don't vote Management's Proxy Card. You have approximately six weeks to vote.

         LOOK For our Proxy Material and our Proxy Card and vote for our nominee.

         LISTEN            To our program which we believe will maximize
                           the value of the stock you own.
                                                      Number of Shares
                                                      of Common Stock   Percent
                                                      Beneficially        Of
                 Name              Business Address       Owned          Class

Seidman and Associates, L.L.C.     Koll Executive Center,  23,701         1.17
(SAL)                              100 Misty Lane
                                   Parsippany, NJ 07054
Seidman and Associates II, L.L.C.  Koll Executive Center,  53,425         2.65
(SALII)                            100 Misty Lane
                                   Parsippany, NJ 07054
                                   Parsippany, NJ 07054
Seidman Investment Partnership,    19 Veteri Place         16,900          .839
L.P.(SIP)                          Wayne, NJ 07470
Lawrence B. Seidman, Individually  Koll Executive Center   48,824         2.42
and discretionary clients (1)      100 Misty Lane
                                   Parsippany, NJ 07054
The Benchmark Company, Inc. (TBCI) 750 Lexington Avenue    19,850          .985
Benchmark Partners LP (Partners)   New York, NY 10022      27,500         1.36
(
Richard Whitman, Individually      750 Lexington Avenue     1,000          .049
(2)                                New York, NY 10022
Lorraine DiPaolo, Individually     750 Lexington Avenue     3,750          .186
(2)                                New York, NY 10022
Dennis Pollack (3)                 99 Apple Ridge.          5,500          .273
Woodcliff Lake, NJ 07675
_______________________
(1) Seidman owns 5,500 shares of Common Stock directly, but may be deemed to have sole voting power and dispositive power as to 137,350 shares beneficially owned by SAL, SALII, SIP and several clients (Melissa Baer IRA, Richard Baer IRA, Brent G. Wolmer IRA, Jeffrey Greenberg, Steven Greenberg, Sonia Seidman, Allison Seidman and Erica Seidman). On November 8, 1995, the acting director of the Office of Thrift Supervision (OTS) issued a Cease and Desist Order against Seidman ("C &D") after finding that Seidman recklessly engaged in unsafe and unsound practices in the business of an insured institution. The C & D actions complained of were Seidman's allegedly obstructing an OTS investigation. The C & D ordered him to cease and desist from (I) any attempts to hinder the OTS in the discharge of its regulatory responsibilities, including the conduct of any OTS examination or investigation. and (ii) any attempts to induce any person to withhold material information from the OTS related to the performance of its regulatory responsibilities. The Order also provides that for a period of no less than three years if Seidman becomes an institution-affiliated party of any insured depository institution subject to the jurisdiction of the OTS, to the extent that his responsibilities include the preparation or review of any reports, documents or other information that would be submitted or reviewed by the OTS in the discharge of its regulatory functions, all such reports, documents and other information shall, prior to submission to, or review by the OTS, be independently reviewed by the Board of Directors or a duly appointed committee of the Board to ensure that all material information and facts have been fully and adequately disclosed. In addition, a civil money penalty in the amount of $20,812 was assessed.
(2) Whitman and DiPaolo respectively own 1,000 and 3,750 shares of Common Stock IRA.
(3) Mr. Pollack owns 2,500 shares with his wife and owns 3,000 shares in his IRA.
                                I M P O R T A N T


     If your shares are held in "Street Name" only your bank or broker can vote your shares, and only upon receipt of your specific instructions. Please contact the person responsible for your account and instruct them NOT to vote at this time.

     If you have any questions or need further assistance please call Lawrence Seidman at (973) 560-1400, Ext. 108 or Richard Whitman collect at (212) 421-4080 or (800) 628-0048, or our proxy solicitor: Beacon Hill Partners inc., 90 Broad Street, New York, New York 10004 (800) 755-5001.